Energy & Engine Technology Announces $1.7 Million Private Placement

PLANO, Texas, August 10 -- Energy & Engine Technology Corporation (OTC Bulletin Board: EENT) (EENT) announces that on July 29, 2004 it has closed a $1.7 million private placement of convertible debentures with Mercator Advisory Group, LLC, through its designated funds, Monarch Pointe Fund, Ltd., Mercator Momentum Fund, LP and Mercator Momentum Fund III, LP, each accredited investors. Warrants were also issued in connection with the financing.

EENT's CEO and President, Will McAndrew, stated: "This additional round of financing allows EENT to continue to build the business from the opportunities acquired from BMZ Generators in July and to reach the goal of increased production of our products by the end of the year."

About Energy & Engine Technology Corporation (EENT)

EENT (www.eent.net), headquartered in Plano, Texas, develops and markets auxiliary power generators for the long haul trucking industry. The Company's common stock is traded on the OTC Bulletin Board under the symbol "EENT". The Company's flagship product, the AXP 1000, is an idle-reduction technology device, designed for new and retrofit installation on semi truck tractors, that provides power generation without requiring the operation of the truck's engine. Powered by an EPA-approved and CARB-certified engine, the AXP 1000 maintains the truck's battery power while delivering electricity for air conditioning, heating, and the operation of televisions, appliances and other devices, to the sleeper cab, thereby reducing fuel consumption, air/noise pollution and long-term truck maintenance costs. (Instead of the 10-15 gallons of diesel fuel consumed through idling each day, the AXP 1000 consumes approximately 1 gallon of diesel fuel in an equivalent amount of time). The Company is targeting a significant market opportunity created by governmental mandates that limit the aggregate amount of idling time available to long haul truckers. Management believes that Federal and State regulations, along with new and more stringent legislation that became effective in January 2004, have paved the way for a $2.5 billion industry. There are an estimated 500,000 or more Class 8 sleeper trucks currently operating in the U.S., with over 80,000 new Class 8 trucks being produced each year. Management believes that even moderate penetration of the market for anti-idling devices could result in significant sales and earnings for the Company. Anticipated metrics on unit sales suggest that for each 1,000 AXP 1000 units sold (at $5,000 each), the Company should generate gross revenue of approximately $5,000,000.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this communication (as well as information included in oral statements or other written statements made or to be made by Energy & Engine Technology Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology and energy industries, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Energy & Engine Technology Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financial activities, domestic


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and global economic conditions, changes in federal or state tax laws, and market competition factors.

Energy & Engine Technology Corporation
www.eent.net
972-732-6360






















































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